                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                      INTERMAGNETICS GENERAL CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

[GRAPHIC OMITTED]



                      INTERMAGNETICS GENERAL CORPORATION

                             ---------------------

                   Notice of Annual Meeting of Shareholders
                               November 11, 1997
                            ---------------------

TO THE SHAREHOLDERS OF
INTERMAGNETICS GENERAL CORPORATION:

Notice is hereby given that the annual meeting of shareholders of INTERMAGNETICS GENERAL CORPORATION (the "Company") will be held at the AMERICAN STOCK EXCHANGE, 86 Trinity Place, New York, New York on November 11, 1997, at 3:00 p.m. local time, for the following purposes:

     1. To elect five directors;

     2. To vote upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record as of the close of business on September 19, 1997 are entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof.
                                        By order of the Board of Directors,




                                        CATHERINE E. ARDUINI
                                        Corporate Secretary

Latham, New York
September 22 , 1997


              REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE
            MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES.

                      INTERMAGNETICS GENERAL CORPORATION

                            450 Old Niskayuna Road
                                 P.O. Box 461
                            Latham, New York 12110
                           -------------------------
                                PROXY STATEMENT

                      1997 Annual Meeting of Shareholders
                          -------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intermagnetics General Corporation (the "Company") for use at the 1997 annual meeting of shareholders to be held at the AMERICAN STOCK EXCHANGE, 86 Trinity Place, New York, New York on November 11, 1997, at 3:00 p.m. local time, and at any adjournments thereof. This proxy statement and the accompanying proxy are expected to be distributed to shareholders on or about October 7, 1997.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company will also request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

     The Company's annual report to shareholders for the fiscal year ended May 25, 1997, including financial statements, was mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement. KPMG Peat Marwick LLP has served as the Company's independent accountants since November 9, 1994, and KPMG Peat Marwick LLP is expected to continue to serve in such capacity during the current fiscal year. The Company has requested that a representative of KPMG Peat Marwick LLP attend the 1997 annual meeting of shareholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate shareholder questions.

     On September 16, 1997, the Company effected a two percent (2%) stock dividend with respect to all shareholders of record, except treasury shares, as of August 26, 1997. All share numbers and per share data in this proxy statement have been adjusted to reflect that stock dividend. The new shares issued to shareholders as a result of the stock dividend will be eligible to vote at the 1997 annual meeting.

                             VOTING AT THE MEETING

     Holders of shares of Common Stock of record at the close of business on September 19, 1997 are entitled to vote at the meeting. As of that date, there were 12,502,617 shares of Common Stock outstanding.

     The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of shareholders entitled to cast one-third of all votes entitled to be cast at the meeting constitutes a quorum.

     Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a shareholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the meeting in accordance with each shareholder's directions. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     The five directors are to be elected through cumulative voting by a plurality of the votes cast. With respect to the election of directors, each shareholder is entitled to cast as many votes as the number of his or her shares multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute such votes among the number of directors to be voted for as such shareholder may see fit. With respect to any other matter to be voted upon by the shareholders, each share of record is entitled to one vote.

     Under rules promulgated by the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to withhold authority to vote for one or more nominees for director. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

     Shareholders are urged to specify their choice(s) by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified by record holders (including brokers) submitting proxies, the shares will be voted as recommended by the Board of Directors. Brokerage firms that are members of the New York Stock Exchange or the American Stock Exchange and hold shares in street name for customers may have the authority under the rules of such exchanges to vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the shareholders' meeting.

     Execution of the accompanying proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Corporate Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.


                                 Special Note

     Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of your broker or bank, you must secure a legal proxy from your broker or bank assigning voting rights to you for your shares.

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company classifies the Board of Directors into two classes having staggered terms of two years each. The Board of Directors consists of such number of directors as is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. The Board of Directors currently consists of eight members. J.E. Goldman has chosen to retire effective October 31, 1997, but has agreed, at the Board's request, to continue to advise the Board, from time to time as requested, in the capacity of a "director emeritus."

     Five directors are to be elected to hold office until the election and qualification of their respective successors. Four of the directors are to be elected to a two-year term ending in 1999. The fifth director is to be elected to succeed Goldman, who was serving a term that expires in 1998. Therefore, this fifth director's term will expire in 1998. The Board of Directors has nominated for election as directors Joseph C. Abeles, Thomas L. Kempner, Stuart
A. Shikiar and Sheldon Weinig, for a two-year term ending in 1999. Abeles, Kempner, Shikiar and Weinig are presently directors of the Company. The Board also has nominated for election as director James S. Hyde, for a one year term ending in 1998. Hyde does not presently serve as a director of the Company.


     All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. Shareholders may vote cumulatively for any or all of the nominees or their substitutes. It is the Company's intention to have the proxy holders exercise such cumulative voting rights to elect the maximum number of the nominees listed below or their substitutes. The Board of Directors of the Company unanimously recommends a vote FOR each of the nominees.


Requirements for Advance Notification of Nominations


     Article SIXTH of the Company's Restated Certificate of Incorporation prohibits a nominee from being elected a director unless the name of the nominee, together with such consents and information concerning present and prior occupations, transactions with the Company or its subsidiaries, and other matters as may at the time be required by, or pursuant to, the by-laws, is filed with the Corporate Secretary of the Company no later than the time fixed by, or pursuant to, the by-laws immediately preceding the annual or special meeting at which such person is to be a candidate for director.


     Section 2.03(b) of the Company's by-laws provides that any shareholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the shareholder's intent to make such a nomination is received by the Corporate Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. This section does not apply to nominations for which proxies are solicited under applicable regulations adopted by the SEC under the Securities Exchange Act of 1934. The notice must contain, or be accompanied by, the following:


       (a) the name and address of the shareholder who intends to make the nomination;


       (b) a representation that the shareholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

       (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the SEC's proxy rules had proxies been solicited with respect to the nominee by the Board of Directors of the Company;


       (d) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and


       (e) the consent of each nominee to serve as director of the Company if so elected.


     Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Corporate Secretary of the Company no later than October 29, 1997.


Information Regarding Nominees for Election as Directors and Regarding Continuing Directors


     The information provided herein as to personal background has been provided by each director and nominee as of July 15, 1997.

            ------------------------------------------------------

               NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 1999
            ------------------------------------------------------


                                                                                           Year First
                                        Principal Occupations During the Past Five          Became
    Name of Director         Age              Years and Certain Directorships               Director
--------------------------   -----   ---------------------------------------------------   -----------
Joseph C. Abeles    ......    82     Private investor; director of Bluegreen Corpora-        1986
                                     tion, Ultralife Batteries, Inc. and IGENE Biotech-
                                     nology, Inc.
Thomas L. Kempner   ......    70     Chairman and Chief Executive Officer, Loeb Part-        1988
                                     ners Corporation, an investment banking firm;
                                     director Alcide Corporation, The Arlen Corpora-
                                     tion, Roper Starch Worldwide, Inc., IGENE Bio-
                                     technology, Inc., Energy Research Corporation,
                                     Northwest Airlines, Inc. and CCC Information
                                     Services Group, Inc.
Stuart A. Shikiar   ......    51     President, Shikiar Asset Management, Inc., which        1995
                                     is a registered investment advisory company;
                                     director of Bluegreen Corporation and Ultralife
                                     Batteries, Inc.
Sheldon Weinig   .........    69     Adjunct Professor, Columbia University and State        1993
                                     University of New York at Stony Brook; former
                                     Vice Chairman of Sony Engineering & Manufac-
                                     turing of America ("Sony"); former Chairman of
                                     Materials Research Corporation (Materials
                                     Research Corporation was acquired by Sony);
                                     director Insituform Technology Inc., Aseco Corpo-
                                     ration, U.S. Cast Polymer Inc. and Kentek Infor-
                                     mation Systems, Inc.

            ------------------------------------------------------

                NOMINEE FOR ELECTION FOR TERM EXPIRING IN 1998
            ------------------------------------------------------




                                                                                   Year First
                                  Principal Occupations During the Past Five        Became
  Name of Director       Age            Years and Certain Directorships             Director
----------------------   -----   -----------------------------------------------   -----------
James S. Hyde   ......    65     Director of Biophysics Research Department at        --
                                 the Medical College of Wisconsin; Professor of
                                 Biophysics at the Medical College of Wisconsin
                                 since 1975.

            ------------------------------------------------------

              CONTINUING DIRECTORS SERVING TERMS EXPIRING IN 1998
            ------------------------------------------------------




                                                                                            Year First
                                          Principal Occupations During the Past Five         Became
     Name of Director           Age             Years and Certain Directorships              Director
-----------------------------   -----   -------------------------------------------------   -----------
Carl H. Rosner   ............    68     Chairman of the Company since its formation in        1971
                                        1971 and Chief Executive Officer since early in
                                        1984; director of Ultralife Batteries, Inc.
John M. Albertine   .........    53     Chairman and CEO of Albertine Enterprises,            1997
                                        Inc.(an economic forecasting and public policy
                                        firm), since 1994; director of Thermo Electron
                                        Corporation and American Precision Industries,
                                        Inc.
Edward E. David, Jr.   ......    72     President, EED Inc. (technology and research          1987
                                        management advisors); director of Spacehab Inc.,
                                        California Microwave Corp., and Protein Polymer
                                        Technologies, Inc.

General Information Concerning the Board of Directors and its Committees

     The Board of Directors of the Company met on seven (7) occasions in the fiscal year ended May 25, 1997. The by-laws of the Company provide that the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate an Executive Committee or other committees, each of which shall consist of three or more directors. The Board of Directors annually elects from its members the Compensation, Audit, and Nominating Committees. During the last fiscal year, each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committee or committees on which he served.

     Compensation Committee. The Compensation Committee is presently composed of Abeles (Committee Chairman), David, Goldman and Kempner. It is the responsibility of the Compensation Committee to review the recommendations of the Chief Executive Officer of the Company as to the appropriate level of compensation for the Company's principal executive officers and certain other key personnel and to recommend to the Board of Directors the compensation of the Chief Executive Officer. The Compensation Committee also allocates benefits available under the Management Incentive Compensation Program to participants and grants options under the Company's stock option plan. See "Executive Compensation." This Committee met six (6) times during fiscal year 1997.

     Audit Committee. The Audit Committee is presently composed of David (Committee Chairman), Shikiar and Weinig. This Committee meets with the Company's independent accountants to review the scope of auditing procedures and the Company's accounting procedures and controls. The Committee also provides general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee met once during fiscal year 1997.

     Nominating Committee. The Nominating Committee is presently composed of Weinig (Committee Chairman), Abeles, David and Shikiar. This Committee, in addition to the entire Board of Directors, considers candidates for director of the Company. It is the present policy of the Nominating Committee also to consider nominees who are recommended by shareholders. Shareholders desiring to submit the names of, and any pertinent data with respect to, such nominees should send this information in writing to the Chairman of the Nominating Committee, in care of the Company. The Nominating Committee met once during fiscal year 1997.


Director Remuneration

     Directors of the Company receive $750 per month for their service to the Company in such capacity and a fee of $1,000 for each meeting of the Board of Directors that such director attends.

     Pursuant to the Company's 1990 Stock Option Plan, each director who is not an employee of the Company receives, without the exercise of any discretion by any person, non-qualified stock options to purchase 2,193 shares of Common Stock as of the first business day of each calendar quarter for each year that the 1990 Stock Option Plan remains in existence. Such options vest in accordance with the 1990 Stock Option Plan. The option exercise price per share is equal to the fair market value of a share of Common Stock as of the date of grant and the options have a term of five years from the date of grant.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Ownership of Common Stock by Directors and Officers

     The following table sets forth certain information with respect to shares of Common Stock beneficially owned by each director and nominee for director of the Company, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. This information has been provided by each of the directors and executive officers as of July 15, 1997, at the request of the Company and includes shares held by participants in the IGC Savings Plan and shares subject to stock options and similar rights held by each individual or group to the extent such rights are exercisable within 60 days of the date as to which information is provided.



                                                  Number of Shares Beneficially     Percentage of
              Beneficial Owner                              Owned(1)                  Class(2)
-----------------------------------------------   -------------------------------   --------------
Joseph C. Abeles(3) ...........................                343,007                   2.7
John M. Albertine   ...........................                    510                    --
Edward E. David, Jr.(4)   .....................                 21,929                   0.2
J.E. Goldman(5)  ..............................                 60,711                   0.5
James S. Hyde    ..............................                 51,449                   0.4
Thomas L. Kempner(6)   ........................                131,074                   1.0
Carl H. Rosner(7)   ...........................                538,916                   4.2
Sheldon Weinig(8)   ...........................                 20,425                   0.2
Stuart A. Shikiar(9)   ........................                 52,373                   0.4
Leo Blecher(10)  ..............................                 16,690                   0.1
Charles J. Dannemann(11)  .....................                 53,580                   0.4
Gary L. Hamilton(12)   ........................                 29,808                   0.2
Michael C. Zeigler(13) ........................                 52,186                   0.4
Bruce A. Zeitlin(14)   ........................                 36,178                   0.3
All executive officers and directors as a group
 (17 persons)(15)   ...........................              1,547,057                  11.9

------------

(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The share numbers in this table have been adjusted to reflect a two percent (2%) stock dividend distributed by the Company on September 16, 1997 to all shareholders of record as of August 26, 1997.

(2) Percentages of less than 0.1% have not been indicated. The percentage for each individual or group is based on the aggregate of the shares outstanding as of July 15, 1997, which was 12,484,662 (as adjusted to reflect the two percent (2%) stock dividend), and all shares issuable to such individual or group upon the exercise of outstanding stock options or similar rights to the extent such rights are exercisable within 60 days of such date.

(3) Includes 36,663 shares held by Mr. Abeles' spouse, as to which shares Mr. Abeles disclaims beneficial ownership. Also includes presently exercisable options to purchase 26,316 shares.

(4) Includes presently exercisable options to purchase 21,198 shares.

(5) Includes presently exercisable options to purchase 26,316 shares.

(6) Includes 63,952 shares held by trusts of which Mr. Kempner is a trustee. Of these shares, Mr. Kempner disclaims beneficial ownership as to 43,220 shares. Also includes presently exercisable options to purchase 26,316 shares.

(7) Includes presently exercisable options to purchase 203,710 shares; also includes 31,095 shares held by Mr. Rosner's spouse, as to which shares Mr. Rosner disclaims beneficial ownership.

(8) Includes presently exercisable options to purchase 19,737 shares.

 (9) Includes 1,071 shares held in custody for Mr. Shikiar's son, and 27,677 shares owned by clients of his investment advisory company for which beneficial ownership is disclaimed although he has both voting and investment power for such shares.

(10) Represents presently exercisable options to purchase 16,690 shares.

(11) Represents presently exercisable options to purchase 53,580 shares.

(12) Represents presently exercisable options to purchase 29,808 shares.

(13) Includes presently exercisable options to purchase 50,107 shares.

(14) Includes presently exercisable options to purchase 28,848 shares.

(15) Includes presently exercisable options to purchase 531,683 shares, and includes certain shares as to which beneficial ownership is disclaimed. Excludes James S. Hyde who currently is neither a director nor officer of the Company.

PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE
                  NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


Proposed Amendment

     The Board of Directors is seeking shareholder approval of a proposal to amend the Certificate of Incorporation of the Company to increase the number of shares of Common Stock authorized to be issued by the Company from 20 million to 40 million. The proposed amendment is set forth in the following resolution to change Article THIRD of the Company's Certificate of Incorporation:

   RESOLVED: That Article THIRD of the Restated Certificate of Incorporation be amended to read: "THIRD: The corporation shall have the authority to issue 40 million shares of Common Stock, par value $.10 per share."


The Board of Directors approved the amendment to the Certificate of Incorporation on September 11, 1997

     The Company has 12,502,617 shares outstanding as of September 19, 1997. An additional 2,112,986 shares of Common Stock have been authorized for issuance upon exercise of options granted or to be granted under the Company's 1990 Stock Option Plan. In addition, 1,485,498 shares have been reserved for issuance upon conversion of the Company's 5.75% Convertible Debentures due in fiscal year 2003, and 1,200,000 shares are reserved for issuance upon exercise of warrants issued or issuable to Sumitomo Corporation of America.

     The Board of Directors believes that the increase in the number of authorized shares of Common Stock is desirable so that such shares of Common Stock would be available for issuance from time to time, without further action or authorization by the shareholders, except as required by law, if needed for such proper corporate purposes as may be determined by the Board of Directors. Such corporate purposes might include the acquisition of additional capital funds through public offerings of shares of Common Stock or equity or debt securities convertible into shares of Common Stock, the acquisition by the Company of other companies through the issuance of shares of its Common Stock, and the declaration of stock splits or stock dividends.

     The Company has no immediate plans nor are there any existing or proposed agreements or understandings to issue any of the additional 20,000,000 shares of Common Stock which are the subject of this Proposal. However, the Board of Directors believes that having the additional shares of Common Stock available would enable the Board to act promptly and with flexibility, and without the expense and delay of a special meeting of shareholders, when issuance of such shares is warranted.


Vote Required for Approval

     The vote of a majority of the shares of Common Stock issued and outstanding as of the record date that are cast either in favor or against the proposed amendment is required to approve such amendment. An abstention shall not constitute a vote cast. If the proposed amendment is approved, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to incorporate such amendment, subject to such changes in the language of the amendment as may be required by the New York State Department of State upon filing of such restated Certificate of Incorporation therewith.

     The Board of Directors of the Company unanimously recommends a vote FOR approval of the proposed amendment to the Company's Certificate of Incorporation.

                            EXECUTIVE COMPENSATION


     The following table summarizes for the past three years the annual and long-term compensation of those persons who were, at May 25, 1997, the Company's Chief Executive Officer, the other four most highly compensated executive officers, and one executive officer who would have been one of the four most highly compensated executive officers, but who was no longer serving in that capacity at the end of the 1997 fiscal year.


                          SUMMARY COMPENSATION TABLE



                                                                  Annual                                     Long Term
                                         ---------------------------------------------------------  ----------------------------
                                                                                                    Award of
                                                                                     Other Annual    Stock        All Other
                                          Fiscal Year    Salary        Bonus         Compensation    Options     Compensation
               Position                      ($)          ($)           ($)              ($)          (#)            ($)
---------------------------------------  -------------  ---------  ---------------  --------------  ---------  -----------------
Carl H. Rosner                               1997         357,500      68,820(1)        18,039(2)     76,500        55,388(3)
Chairman and Chief                           1996         332,503      65,118(1)            --        20,808        55,816(3)
Executive Officer                            1995         297,517      20,994(1)        40,724(2)     13,394        72,858(3)

Leo Blecher                                  1997         132,691      10,500               --         7,650         1,915(4)
Vice President - General Manager -           1996         116,155       7,500               --        10,404         1,819(4)
Magnet Business Group                        1995         110,202          --               --        10,045         1,652(4)

Charles J. Dannemann                         1997         135,059          --               --            --            --
Sr. Vice President -                         1996         150,001          --               --            --            --
Operations(5)                                1995          11,539          --               --        85,728            --

Gary L. Hamilton                             1997         142,616       5,500           65,365(6)     10,200         2,172(7)
Sr. Vice President-                          1996         154,255      15,000               --         2,601         2,392(7)
General Manager -                            1995         134,216          --               --            --         2,010(7)
InterCool Energy Corporation

Michael C. Zeigler                           1997         140,000      12,500               --        15,300         7,569(8)
Senior Vice President-                       1996         131,500      15,000               --         2,601         7,780(8)
Finance & Chief Financial Officer            1995         122,512       5,000               --         5,358         7,770(8)

Bruce A. Zeitlin                             1997         140,500       7,000           43,897(9)         --        13,826(10)
Corporate Vice President-                    1996         133,912      20,000               --        10,404        14,086(10)
General Manager - APD Cryogenics Inc.        1995         121,561      10,000               --         5,358        14,599(10)

------------


 (1) Includes $68,820, $65,118 and $20,994 earned by Mr. Rosner as an incentive compensation bonus for fiscal years 1996, 1995 and 1994 performance, respectively, and paid in fiscal years 1997, 1996 and 1995, respectively, pursuant to an employment agreement between the Company and Mr. Rosner.


 (2) Represents payments in lieu of vacation time accrued but unused during the calendar years, pursuant to an employment agreement between the Company and Mr. Rosner, in the amounts of $18,039 for 1997 and $40,724 for 1995.


 (3) Includes the Company's share of contributions on behalf of Mr. Rosner to the IGC Savings Plan (401k) in the amounts of $3,291, $3,102 and $2,435 for fiscal years 1997, 1996 and 1995, respectively, and payments on behalf of Mr. Rosner under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $16,516, $16,741 and $25,176 for fiscal years 1997, 1996 and 1995, respectively. These amounts also include $16,268, $22,098 and $24,247 for fiscal years 1997, 1996 and 1995, respectively, paid by the Company for a life insurance policy and a disability policy on Mr. Rosner for the benefit of Mr. Rosner. The amount for fiscal year 1997 also includes $15,750 and options to acquire 6,000 shares of common stock of Ultralife Batteries, Inc. ("ULBI") received by Mr. Rosner for service as a director of ULBI. The options have been valued at $3,563 by taking the difference between the option exercise price and the closing price of $10.375 per share for ULBI stock as of May 23, 1997 (the last trading day for ULBI stock during the Company's fiscal year 1997). The amount for fiscal year 1996 also includes $13,500 and options to acquire 6,000 shares of common stock of ULBI received by Mr. Rosner for service as a director of ULBI. The options have been valued at $375 by taking the difference between the option exercise price and the closing price of $15.00 per share for ULBI stock as of May 26, 1996 (the last trading day for ULBI stock during the Company's fiscal year 1996). The amount for fiscal year 1995 also includes $12,750 and options to acquire 6,000 shares of common stock of ULBI received by Mr. Rosner for service as a director of ULBI. The options have been valued at $8,250 by taking the difference between the option exercise price and the closing price of $17.00 per share for ULBI stock as of May 28, 1995 (the last trading day for ULBI stock during the Company's fiscal year 1995). See "Compensation Committee Interlocks and Insider Participation".

 (4) Consists of the Company's share of contributions on behalf of Mr. Blecher to the IGC Savings Plan (401k) in the amounts of $1,915, $1,819 and $1,652 for fiscal years 1997, 1996 and 1995, respectively.

 (5) In April, 1997, Mr. Dannemann resigned his position with the Company to pursue other interests.

 (6) Consists of relocation reimbursement of $65,365 for fiscal year 1997.

 (7) Consists of the Company's share of contributions on behalf of Mr. Hamilton to the IGC Savings Plan (401k) in the amounts of $2,172, $2,392 and $2,010 for fiscal years 1997, 1996 and 1995, respectively.

 (8) Includes the Company's share of contributions on behalf of Mr. Zeigler to the IGC Savings Plan (401k) in the amounts of $2,097, $2,092 and $1,987 for fiscal years 1997, 1996 and 1995, respectively, and payments on behalf of Mr. Zeigler under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $5,472, $5,688 and $5,783 for fiscal years 1997, 1996 and 1995, respectively.

 (9) Consists of relocation reimbursement of $43,897 for fiscal year 1997.

(10) Includes the Company's share of contributions on behalf of Mr. Zeitlin to the IGC Savings Plan (401k) in the amounts of $2,158, $2,050 and $2,005 for fiscal years 1997, 1996 and 1995, respectively; payments on behalf of Mr. Zeitlin under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $11,668, $12,036 and $12,594 for fiscal years 1997, 1996 and 1995, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes stock options granted during the fiscal year ended May 25, 1997 to the persons named in the Summary Compensation Table. No stock appreciation rights have been granted by the Company nor is the grant of such rights currently provided for in the Company's 1990 Stock Option Plan.



                                                      Individual Grants
                               ----------------------------------------------------------------
                                                                                                   Potential Realizable
                                                                                                     Value at Assumed
                                                  Percent of                                         Annual Rates of
                                                 Total Options                                          Stock Price
                                                  Granted to                                         Appreciation for
                                  Options          Employees        Exercise                           Option Term(1)
                                  Granted          in Fiscal          Price        Expiration     ----------------------
Name                                (#)              1997          (per share)        Date           5%          10%
----------------------------   ---------------   ---------------   -------------   ------------   ----------   ---------
Carl H. Rosner  ............       76,500(2)          27.8%          $ 9.865         5/13/02      $208,502     $460,735
Leo Blecher  ...............        7,650(3)           2.8%          $10.294         3/13/07      $ 49,525     $125,506
Charles J. Dannemann  ......           --               --                --              --            --           --
Gary L. Hamilton   .........       10,200(4)           3.7%          $11.765         1/31/02      $ 33,155     $ 73,263
Michael C. Zeigler .........       15,300(3)           5.6%          $10.294         3/13/07      $ 99,050     $251,012
Bruce A. Zeitlin   .........           --               --                --              --            --           --

------------
(1) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These amounts are reported net of the option exercise price (which may be paid by delivery of already-owned shares of Common Stock), but before any taxes associated with the exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

(2) Options vest May 13, 1998.

(3) Options vest in five equal annual installments beginning on the first anniversary date. Options were granted on March 13, 1997.

(4) Options vest in three equal annual installments beginning on the first anniversary date. Options were granted on January 31, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES


     The following table summarizes option exercises during the fiscal year ended May 25, 1997, and the value of vested and unvested options, for the persons named in the Summary Compensation Table at May 25, 1997.



                                                                                                  Value of
                                                                  Number of                      Unexercised
                                                                 Unexercised                    In-the-Money
                                                                  Options at                     Options at
                                                                 May 25, 1997                  May 25, 1997(1)
                          Shares Acquired     Value     ------------------------------  -----------------------------
         Name              on Exercise       Realized    Exercisable    Unexercisable    Exercisable   Unexercisable
-----------------------  -----------------  ----------  -------------  ---------------  -------------  --------------
Carl H. Rosner   ......       29,598          $199,035    203,710         111,762         $1,160,454      $177,891
Leo Blecher   .........           --                --     14,372          26,832         $   47,551      $ 39,086
Charles J.Dannemann               --                --     53,580              --                 --            --
Gary L. Hamilton ......           --                --     29,808          25,676         $   52,875      $  2,196
Michael C. Zeigler  ...        3,804          $ 42,909     47,347          28,714         $  231,043      $ 40,428
Bruce A. Zeitlin ......           --                --     26,088          16,978         $  133,583      $ 19,616

------------
(1) Based on the closing price of the Common Stock as reported on the American Stock Exchange on that date ($11.642), net of the option exercise price.


                                RETIREMENT PLANS


     Pension Plan. The Company maintains a qualified, defined benefit pension plan (the "Pension Plan"). All employees 21 years of age and older who have completed one year of credited service participate in the Pension Plan. Participating employees receive certain defined benefits under the Pension Plan upon their normal or early retirement from the Company's employ or upon death. Subject to certain maximum benefit ceilings set forth in the Pension Plan and assuming normal retirement at age 65, a participant will have annual pension equal to the following:



   For each year of credited service:           Annual pension benefits will equal the aggregate of:
------------------------------------------   -------------------------------------------------------------
Prior to February 1, 1985  ...............   1% of base salary (excluding bonuses, commissions, etc.)
                                             plus 1% of such salary that exceeded $6,600.
From February 1, 1985 such salary that       1% of base salary plus 1% of the social security taxable
 exceeded until November 30, 1989   ......   wage base.
After December 1, 1989  ..................   1.05% of base salary plus .65% of such salary that exceeds
                                             Covered Compensation (Covered Compensation is the
                                             average of the social security taxable wage bases in effect for each year during the 35-year period ending in the year in which an individual reaches his or her retirement age, as determined by the Social Security Act).

     The Company contributes the funds necessary to provide for the benefits set forth in the Pension Plan, at such times and in such amounts as are required by actuarial schedules or government regulations.

     The estimated projected annual benefits under the Pension Plan for Rosner, Blecher, Hamilton, Zeigler and Zeitlin, assuming level future salary and normal retirements, are approximately $58,603, $34,855, $46,584, $45,609 and $60,265,
respectively. Mr. Dannemann resigned from the Company prior to the vesting of his benefits under the Pension Plan.


     Supplemental Retirement Plan. The Company's Supplemental Retirement Plan, adopted in 1985, provides additional retirement benefits to selected executives of the Company. Under the plan, the Company has entered into agreements with such executives, which agreements provide that, on retirement at age 65, the participant will receive additional retirement benefits payable in equal monthly installments over 180 months. For a participant who elects to retire after age 62 but before age 65, the amount of the retirement benefits are actuarially reduced.


     The projected annual benefits under the Supplemental Retirement Plan for Rosner, Zeigler and Zeitlin, assuming continued funding for the requisite period and normal retirements, are $32,916, $36,088 and $80,196, respectively.


     Supplemental Income Plan. The Company's Supplemental Income Plan provides death benefits to families of certain corporate officers and certain key employees. In general, the Supplemental Income Plan provides that, in the event of a participant's death prior to age 65, the participant's beneficiaries will receive periodic payments in the first year following the participant's death equal to 50% of his or her base salary, and additional payments in each subsequent year (until the participant would have reached age 65) equal to 25% of his or her base salary. The Company has purchased insurance contracts in respect of each participant to fund the Company's obligations under the Supplemental Income Plan, the costs of which are disclosed for the named executives in the Summary Compensation Table.


Certain Employment Arrangements


     Effective June 1, 1992, Mr. Rosner and the Company entered into an employment agreement (the "Rosner Agreement") pursuant to which Mr. Rosner would serve as President and Chief Executive Officer of the Company from June 1, 1992 to May 31, 1995 (the "Employment Term") and as a consultant to the Company for five fiscal years thereafter (the "Consulting Term"). The Board of Directors of the Company voted on June 9, 1994 to approve an extension of the Employment Term of the Rosner Agreement for an additional two years. On May 13, 1997, the Board of Directors voted to approve an additional extension of the Employment Term under which Mr. Rosner will serve as Chief Executive Officer for an additional two year term. Under the Rosner Agreement, as most recently extended, Mr. Rosner receives a salary of not less than $275,000 per year, plus a minimum annual bonus of not less than 1% of the Company's net income before taxes and extraordinary items. During the Consulting Term, Mr. Rosner will be paid a consulting fee equal to 50% of his annual salary at the end of the Employment Term, and an incentive bonus of not less than 1/2% of the Company's income before taxes. During the Consulting Term, Mr. Rosner is expected to devote up to twenty hours per week to the business of the Company. Any time required beyond the twenty hours will be compensated at a rate equal to 125% of Mr. Rosner's then applicable hourly compensation rate. Upon execution of the original Rosner Agreement, Mr. Rosner was granted a non-qualified stock option (the "Initial Option") to purchase 162,317 shares of Common Stock at an exercise price of $4.989 per share, which was equal to the closing price of the Company's Common Stock on September 22, 1992. One-third of the Initial Option was exercisable upon shareholder approval of the 1990 Plan amendment submitted to the shareholders at the 1992 annual meeting, an additional one-third became exercisable on May 31, 1993, and the remaining one-third became exercisable on May 31, 1994. Upon approval of the 1997 extension of the Rosner Agreement, Mr. Rosner was granted a non-qualified option to purchase 76,500 shares of Common Stock (the "Extension Option") at a price of $9.865 per share, which was equal to the closing price of the Company's Common Stock on May 13, 1997. The Extension Option will fully vest on May 13, 1998. At the commencement of the Consulting Term, Mr. Rosner will be granted a non-qualified stock option (the "Consulting Option") to purchase 80,391 shares of Common Stock (subject to adjustments for future stock dividends or splits) at a price equal to the closing price on the date of grant. The Consulting Option will have a five-year term and will vest in three annual installments commencing one year after the date of grant. The Rosner Agreement also provides that if Mr. Rosner is terminated or resigns as an employee under certain circumstances after either a change in control of the Company, accumulation by any person of 30% or more of the voting power of the Company's capital stock or a significant change in the composition of the Board of Directors, he would be entitled to receive an amount equal to the sum of three times his annual salary and certain other extraordinary payments.


Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended May 25, 1997, Abeles (Chairman), David, Goldman and Kempner served as members of the Compensation Committee.

     The Company owns approximately 12% of the outstanding common stock of Ultralife Batteries, Inc. ("ULBI"), a publicly-traded company of which Mr. Abeles is a co-founder and a director. Pursuant to a Share Purchase Agreement, dated January 23, 1992 between the Company and ULBI, the Company purchased the ULBI common stock in a series of transactions during its fiscal years 1992 and 1993. The Company paid an aggregate purchase price of $4,548,000 in cash and $2,952,000 in the Company's Common Stock. The Share Purchase Agreement also obligated ULBI to increase the number of members on its Board of Directors to include a nominee of the Company. Mr. Rosner is currently serving on the Board of Directors of ULBI as the Company's nominee. Mr. Shikiar, another member of the Company's Board of Directors, is also a director of ULBI.


                       REPORT OF COMPENSATION COMMITTEE

     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Intermagnetics General Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee of the Board of Directors sets the compensation policies for the executive officers of the Company, recommends the annual base salary, annual incentive compensation and grant of long term incentive compensation for the Company's chief executive officer, and approves the annual base salary, annual incentive compensation and grant of long term incentive compensation for all other executive officers of the Company. In fulfilling this duty, the Compensation Committee has sought to establish a policy that enables the Company to attract, retain and reward executive officers who contribute substantially to the success of the Company, and aligns executive compensation with the creation of long-term value for the Company's shareholders.

     The Compensation Committee views executive compensation as comprised of three essential components: long-term incentive compensation, annual base salary and annual incentive compensation.

     Long Term Incentive Compensation. The Compensation Committee views long-term incentive compensation as the cornerstone of executive compensation. The Compensation Committee believes that long-term executive compensation should be closely linked to the creation of shareholder value. In this regard, the Compensation Committee believes that the grant of stock options to the Company's executive officers under the Company's stock option plans focuses the attention of the Company's executives on the important task of creating long-term shareholder value. In awarding stock options to the executive officers of the Company, the Compensation Committee generally considers a variety of factors, including the potential impact of an executive officer on shareholder value and industry practice with respect to such awards. Options are typically granted at the market price on the date of grant. Because vesting ceases should the executive leave the Company's employment, the Compensation Committee believes that the stock options also serve to retain the Company's executive officers.

     Annual Base Salary. In establishing executive annual base salaries, the Compensation Committee has established a policy of setting payments competitively. In determining the competitiveness of individual salaries, the Compensation Committee periodically gathers information regarding the base salaries paid within the industry to other individuals with comparable responsibilities. In connection with establishing base salaries in light of the competitive ranges, the Compensation Committee weighs the allocation of responsibilities among the executive officers within the Company and the relevant experience of each such executive officer.

     Annual Incentive Compensation. The Compensation Committee believes that an important component of annual compensation is incentive compensation. The Compensation Committee has established a Management Incentive Compensation Program (the "MIC Program") pursuant to which cash awards may be granted to officers and key employees of the Company. The size and availability of a cash award under the MIC Program are entirely at the discretion of the Compensation Committee, and subject to certain individual and Company performance objectives established by the Compensation Committee for each executive officer. In establishing the performance objectives for an executive officer under the MIC Program, the Compensation Committee considers such factors as the executive officer's responsibilities and potential impact upon the Company's performance. With respect to awards made solely within the discretion of the Compensation Committee under the MIC Program, the Compensation Committee typically grants awards where an executive officer has not necessarily fully achieved the predetermined performance objectives, but where the executive officer has nonetheless materially contributed to the achievement of identifiable results that enhance shareholder value over the longer term. Finally, the Compensation Committee has established a specific bonus for Mr. Rosner as Chief Executive Officer under the terms of Mr. Rosner's employment agreement. Under the terms of his employment agreement, Mr. Rosner is entitled to a bonus equal to one percent of the Company's pretax net income for each of fiscal years 1993, 1994, 1995, 1996, 1997, 1998 and 1999. The Compensation Committee believes that this bonus complements long term and annual compensation by keeping Mr. Rosner's performance attuned to the Company's profitability.

     The Compensation Committee believes that the compensation received by each of the five highest paid executive officer's of the Company for its fiscal year 1997 was reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

     In particular, the Compensation Committee believes that the compensation received during fiscal year 1997 by the Company's Chief Executive Officer, Carl
H. Rosner, reflected his very strong contribution to the Company. Consistent with the requirements of the Rosner Agreement, Mr. Rosner received a salary of $357,500 and an annual bonus (based upon the Company's pretax net income for fiscal year 1997) of $40,346. (The annual bonus was paid to Mr. Rosner in fiscal year 1998.) Mr. Rosner also received nonqualified stock options on May 13, 1997 to purchase 76,500 shares of the Company's Common Stock at an exercise price of $9.865 per share. These non-qualified options were subject to vesting one year from the date of grant. The non-qualified options expire on May 13, 2002.

     The Compensation Committee notes that Mr. Rosner's salary falls within the competitive range established for the position of Chief Executive Officer. The Compensation Committee also believes that the annual bonus served its intended purpose of retaining Mr. Rosner's focus on the Company's bottom line and the growth of book value per share during a time of increased competitiveness and slow growth in the Company's core markets. (See chart below for growth in book value per share between 1993 and 1997.) At the same time, the non-qualified options granted to Mr. Rosner worked successfully to focus his attention on the important task of creating long-term shareholder value, as evidenced by the chart below showing Book Value Per Share, and the Stock Performance Graph on the next page.

                                     COMPENSATION COMMITTEE OF THE BOARD OF
                                     DIRECTORS OF INTERMAGNETICS GENERAL
                                     CORPORATION
[See attached SHAREHOLDERS'
EQUITY GRAPH]

Book Value Per Share

1993      1994      1995      1996      1997
$4.22     $4.50     $4.82     $5.61     $5.86



                                     Joseph C. Abeles, Chairman
                                     Edward E. David, Jr.
                                     J.E. Goldman
                                     Thomas L. Kempner

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the past five fiscal years with similar returns for (i) a composite index of the American Stock Exchange ("AMEX"), and (ii) a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization. There can be no assurance that the performance of the Company's Common Stock will continue in a manner similar to the trend depicted on the graph.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG INTERMAGNETICS GENERAL CORPORATION, AMEX
                        COMPOSITE INDEX AND PEER GROUP*

                  Intermagnetics vs AMEX vs Peer Group Index
                           Indexed Price Comparison
                              From 1992 to 1997

350 |-------------------------------------------------------------------------|
    |                                                                         |
    |                           *                                             |
300 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                           *             |
250 |-------------------------------------------*-----------------------------|
    |                                                                         |
    |                                                                         |
200 |-----------------------------------------------------------%------------*|
    |                                                                         |
    |                                                                         |
150 |-----------------------------------------------------------&------------&|
    |                                            &                           %|
    |                    &       &               %                            |
100 |--------------------*----------------------------------------------------|
    |                    %       %                                            |
    |                                                                         |
 50 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
  0 |-------------------------------------------------------------------------|
        FY 93          FY 94           FY 95           FY 96          FY 97

---------------------------------------------------------------------------------------------
                                           FY 92    FY 93    FY 94    FY 95   FY 96    FY 97
---------------------------------------------------------------------------------------------
Intermagnetics General Corporation   *     100.00    91.74   310.00   251.84  262.52   203.50
---------------------------------------------------------------------------------------------
AMEX                                 &     100.00   111.03   111.72   124.34  155.55   151.55
---------------------------------------------------------------------------------------------
Peer Group                           %     100.00    87.72    89.14   111.25  194.53   145.85
---------------------------------------------------------------------------------------------

------------
* Assumes $100 invested on May 31, 1992 in Intermagnetics General Corporation Common Stock, AMEX Composite Index and Peer Group.

     The selection of a peer group posed some difficulty because the Company does not believe there are any publicly-traded companies devoted exclusively or even substantially to all of the same markets in which the Company competes. The Company believes that many of its strongest competitors are either not publicly traded in the U.S., or consist of subsidiaries or divisions of large corporations. Hence, the Company selected a peer group consisting of publicly-traded high technology companies (including those in the development stage) that (a) have less than $200 million in annual revenues, and (b) either compete against the Company in one or more of its several markets or otherwise participate in one or more of its several markets.

     The companies in the Peer Group that compete against the Company in one or more of its several markets consist of Helix Technology Corporation, a manufacturer of cryogenic equipment and American Superconductor Corp., a development stage company working with high temperature superconductors.

     The companies in the Peer Group that otherwise participate in markets in which the Company is active (but do not compete against the Company in such markets) consist of Analogic Corp., a manufacturer of data acquisition and processing hardware for various markets (including diagnostic imaging markets), Biomagnetic Technologies, Inc., a small company developing a diagnostic imaging system based upon the direct measurement of bio-electrical activity in the brain, Advanced NMR Systems, Inc., a development stage company developing electronics and software for ultra-high speed magnetic resonance imaging, Hologic, Inc., a manufacturer and distributor of x-ray imaging equipment, Lunar Corp., a manufacturer and distributor of medical imaging equipment, and Superconductor Technologies, Inc., a development stage company developing advanced electronic products incorporating HTS materials.

     In providing the foregoing graph for informational purposes, the Company notes that as a general rule, development stage companies do not have meaningful revenues relative to their substantial product development expenses. Hence, unlike the Company's Common Stock, the value of equity securities of development stage companies are based primarily on speculation regarding the potential success of such companies in bringing a novel product to market successfully.


                             CERTAIN TRANSACTIONS

     See "Certain Employment Arrangements" and "Compensation Committee Interlocks and Insider Participation" under "Executive Compensation."


                                 OTHER MATTERS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 25, 1997, all Section 16(a) filing requirements applicable to its officers, directors and more than ten-percent beneficial owners were complied with.

     The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. In order to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 annual meeting, such proposals must be received by the Company not later than May 24, 1998. Proposals should be directed to the attention of the Corporate Secretary of the Company.


                          ANNUAL REPORT ON FORM 10-K

     The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K, as amended, for the fiscal year ended May 25, 1997, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to the Company's Investor Relations Department.


                                     By order of the Board of Directors,




                                     CATHERINE E. ARDUINI
                                     Corporate Secretary

                      INTERMAGNETICS GENERAL CORPORATION
          Proxy for Annual Meeting of Shareholders, November 11, 1997

     The undersigned hereby appoints Carl H. Rosner and Michael C. Zeigler or any one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Intermagnetics General Corporation to be held on November 11, 1997, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the September 22, 1997 proxy statement.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      INTERMAGNETICS GENERAL CORPORATION

          PLEASE MARK YOUR CHOICE LIKE THIS /X/ IN BLUE OR BLACK INK
                          I PLAN TO ATTEND MEETING / /

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS


1. Election of the following nominees as directors (voting cumulatively as set forth in the September 22, 1997 proxy statement): Joseph C. Abeles, James
   S. Hyde, Thomas L. Kempner, Stuart A. Shikiar, Sheldon Weinig.


 For all    Withhold for        Withhold for the following only:        To cumulate votes for individual directors, fill
 nominees   all nominees       (Write the name of the nominee(s)        in the name of the nominee(s) below and indi-
                                in the space below)                     cate such votes:

 / /        / /
                                 -------------------------------        ------------------------------------------------


THIS PROXY IS CONTINUED ON THE REVERSE SIDE, PLEASE DATE, SIGN AND RETURN
 PROMPTLY.

2. Approval of amendment to Certificate of Incorporation to increase the number of outstanding shares of common stock authorized to be issued by the Company and the restatement of the Certificate of Incorporation to incorporate the Certificate amendment.

 For        Against      Abstain
  / /       / /          / /

                                                (Signature should be exactly as
                                                name or names appear on this
                                                proxy. If stock is held
                                                jointly, each holder should
                                                sign. If signing is by
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title.)


                                                Date
                                                -------------------------------

                                                Signature
                                                -------------------------------

                                                Signature
                                                -------------------------------



                                                This Proxy will be Voted FOR
                                                All of the Above Matters Unless
                                                Otherwise Indicated, and in the
                                                Discretion of the Proxies on
                                                All Other Matters Properly
                                                Brought Before the Meeting.